EXHIBIT 99.1

3D Systems Acquires CRDM

- Expands Quickparts Solutions Reach and Breadth in the United Kingdom

- Complementary Acquisition Enhances Advanced Manufacturing Capabilities

ROCK HILL, S.C., Aug. 20, 2013 (GLOBE NEWSWIRE) -- 3D Systems (NYSE:DDD) announced today that it has acquired CRDM, Ltd., a leading UK provider of rapid prototyping and rapid tooling services based in Bucks, England. The company intends to immediately integrate CRDM into its global Quickparts Solutions custom parts and manufacturing services. The terms of the transaction were not disclosed.

CRDM, Ltd. designs, prototypes and manufactures parts and tooling for a variety of automotive, aerospace, medical device and motorsports applications, including F1. With almost two decades of experience and a loyal customer base, CRDM extends 3D Systems' offerings and its footprint in the UK, further positioning the company at the center of the rapidly growing, direct manufacturing opportunity.

"CRDM is a strategic and geographically important addition to our rapidly growing 3D content-to-print services portfolio," said Ziad Abou, Vice President and General Manager, Quickparts Solutions, 3D Systems. "With a proven track record in advanced manufacturing and rapid tooling, CRDM complements and expands our extensive range of custom parts services."

Learn how Quickparts Solutions can help your business at 3DSystems.com.

About 3D Systems Corporation

3D Systems is a leading provider of 3D content-to-print solutions including 3D printers, print materials and on-demand custom parts services for professionals and consumers alike. The company also provides CAD, reverse engineering and inspection software tools and consumer 3D printers, apps and services. Its expertly integrated solutions replace and complement traditional methods and reduce the time and cost of designing new products by printing real parts directly from digital input. These solutions are used to rapidly design, create, communicate, prototype or produce real parts, empowering customers to manufacture the future.

More information on the company is available at www.3DSystems.com.

About CRDM

CRDM is a leading U.K provider of 3D printing, rapid prototyping and tooling services for industry, across sectors including automotive, aerospace, medical and defense. The company specializes in delivering high quality components for prototype, pre-production and full production requirements, backed up by 18 years of experience in rapid prototyping and tooling industries.

For more information, go to www.crdm.co.uk.

CONTACT: Investor Contact:
         Stacey Witten
         Email: Stacey.Witten@3dsystems.com

         Media Contact:
         Alyssa Reichental
         Email: Press@3dsystems.com

         3D Systems Corporation
         333 Three D Systems Circle
         Rock Hill, SC 29730

         www.3dsystems.com